UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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LEAF GROUP LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, MAY 18, 2020

To the Stockholders of Leaf Group Ltd.:

We will hold the 2020 annual meeting of stockholders (the “annual meeting”) of Leaf Group Ltd. (“Leaf Group,” “we,” “us” or “our”) on Monday, May 18, 2020, at 9:00 a.m. Pacific Time. In light of public health concerns regarding COVID-19, the annual meeting will be conducted online only, via live interactive audio webcast. You will be able to attend the meeting online and submit questions before and during the meeting by visiting www.virtualshareholdermeeting.com/LEAF2020. Details about how to attend the annual meeting online and how to submit questions and cast your votes are provided under “Information Concerning Voting and Solicitation” in the proxy statement accompanying this notice.

We will consider and act on the following items of business at the annual meeting:

1.	Election of each of Charles (Lanny) Baker and Jennifer Schulz as a director to serve for a three-year term expiring at the 2023 annual meeting of stockholders and when such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3.	Non-binding advisory vote to approve executive compensation (“say-on-pay” vote).
4.	Such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the two director nominees named in this proxy statement, a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and a vote “FOR” the non-binding advisory say-on-pay vote.

Only stockholders of record at the close of business on March 31, 2020 are entitled to receive notice of, to attend, and to vote at the annual meeting, including any adjournments or postponements thereof. Our Proxy Statement and our Annual Report on Form 10-K can also be accessed directly at the Internet address www.proxyvote.com using the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials.

Your vote is very important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote your shares by completing and mailing the proxy card enclosed with this proxy statement, via a toll-free telephone number or over the Internet. Any stockholder attending the annual meeting may vote over the Internet during the meeting, even if you have already returned a proxy card.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice provided by that entity to determine whether and how you will be able to submit your proxy or vote your shares. Please follow the instructions you receive from your account manager to vote your shares. Additionally, submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the annual meeting.

Any stockholder attending the annual meeting may vote electronically, even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether over the Internet, by telephone or mail, will be superseded by the vote that such stockholder casts electronically at the annual meeting. Even if you plan to attend the annual meeting virtually, we recommend that you vote your shares on the proxy card in advance to ensure that your shares will be represented.

If you have any questions about the annual meeting or how to vote your shares, please see the section “Information Concerning Voting and Solicitation” in the proxy statement accompanying this notice, review the information on your proxy card or the instructions you receive from your account manager, contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the annual meeting. Stockholders may call toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Thank you for your ongoing support of Leaf Group.

By Order of the Board of Directors,

Sean Moriarty Chief Executive Officer

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

i

ii

LEAF GROUP LTD.

1655 26th Street

Santa Monica, California 90404

PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card are furnished on behalf of the board of directors (the “Board”) of Leaf Group Ltd., a Delaware corporation (“Leaf Group,” “we,” “us,” “our” or the “Company”), for use at our 2020 annual meeting of stockholders to be held on Monday, May 18, 2020, at 9:00 a.m. Pacific Time, online via live interactive audio webcast on the Internet, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

This proxy statement and the accompanying proxy card are expected to be first mailed to stockholders on or about April 20, 2020. Our 2019 Annual Report to stockholders is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 31, 2020. You are entitled to one vote for each share of common stock held by you on all matters to be voted upon at the annual meeting.

Voting of Shares

You may vote by attending the annual meeting virtually and voting electronically during the annual meeting or you may vote prior to the annual meeting over the Internet, telephone or completing and mailing your proxy card. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.”

Stockholder of Record: If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone before the annual meeting or over the Internet during the annual meeting by following the instructions on the proxy card. Instructions on how to participate in the annual meeting are also posted online at www.proxyvote.com.

Beneficial Owner: If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. You may also vote your shares, before the annual meeting over the Internet or by telephone or over the Internet during the annual meeting, in each case by using your 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, if your broker, bank or other nominee makes those instructions available, and by following the instructions provided to you with the proxy materials. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. We recommend that you return your proxy card or cast your vote pursuant to the instructions for Internet or telephone voting set forth on the proxy card or, if your shares are held of record by a broker, bank or other nominee, the materials you receive from your account manager, even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on your proxy card, your shares will be voted “FOR” the election of each of the two director nominees named in this proxy statement; “FOR” ratification of the appointment of the independent registered public accounting firm; and “FOR” the non-binding advisory say-on-pay vote. The proxy card gives each of Sean Moriarty, Jantoon Reigersman and Adam Wergeles discretionary authority to vote your shares in accordance with his best judgment with respect to any and all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy card, relating to the same shares and bearing a later date than the original proxy card;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed) in accordance with the instructions on the proxy card; or

•	attending the annual meeting and voting electronically during the meeting, although attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by voting over the Internet or by telephone pursuant to instructions received from your account manager. You should contact your broker, bank or other nominee to find out how to do so.

Attending the Online Annual Meeting

In light of public health concerns regarding COVID-19, this year the annual meeting will be conducted online only, via a live interactive audio webcast. To participate in the online meeting, visit www.virtualshareholdermeeting.com/LEAF2020 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:45 a.m. Pacific Time on May 18, 2020. The meeting will begin promptly at 9:00 a.m. Pacific Time on May 18, 2020. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.

We will have technicians ready to assist you with any technical difficulties you may have accessing the online meeting. Technical support will be available starting at 8:30 a.m. Pacific Time, 30 minutes before the meeting start time, on May 18, 2020 and will remain available until the annual meeting has ended. If you encounter any difficulties accessing the interactive audio webcast during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/LEAF2020.

Submitting Questions for the Annual Meeting

All written questions timely submitted during the meeting and pertinent to meeting matters will be answered, subject to time constraints. However, Leaf Group reserves the right to edit or reject questions it deems profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/LEAF2020. If you would like to submit a question during the annual meeting, log into www.virtualshareholdermeeting.com/LEAF2020 by using your 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” The questions and answers will be available as soon as practicable after the annual meeting at www.virtualshareholdermeeting.com/LEAF2020 and will remain available for one week after posting.

Voting at the Annual Meeting

Shareholders of record and beneficial owners will be able to vote their shares electronically during the annual meeting. However, even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy, as described above, so that your votes will be counted if you later decide not to participate in the annual meeting. You can vote your shares over the Internet during the annual meeting, by using the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available, and by following the instructions provided to you with the proxy materials.

Who Can Attend the Meeting

All stockholders may attend the annual meeting live online at www.virtualshareholdermeeting.com/LEAF2020. To participate in the online meeting, visit www.virtualshareholdermeeting.com/LEAF2020 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials.

Quorum and Votes Required

At the close of business on March 31, 2020, 26,603,565 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by brokers, banks or other nominees but not voted due to the failure of the beneficial owners of those shares to provide voting instructions.

Quorum. A majority of the outstanding shares of common stock, present virtually or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting virtually but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present virtually or represented by proxy, may adjourn the annual meeting to another time or place.

Broker Non-Votes. Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that the New York Stock Exchange (“NYSE”) determines to be “non-routine.” If your broker, bank or other nominee holds your common stock in “street name,” your broker, bank or other nominee will only vote your shares on “non-routine” proposals if you provide specific instructions on how to vote by filling out the proxy card voter instruction form sent to you by your broker. Therefore, if you hold your shares in “street name” through a broker, bank or other nominee, absent voting instructions from you, your shares will not be counted as voting and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) will be considered a “routine” matter for which your broker does not need your voting instruction in order to vote your shares. The other items are considered “non-routine” matters, and without your instruction, your broker, bank or other nominee cannot vote your shares on Item 1 (election of directors) or Item 3 (say-on-pay vote).

Election of Directors. Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast is sufficient to elect a director, which means the two nominees receiving the highest number of “for” votes will be elected. Shares voting “withheld” have no effect on the outcome of this matter. Brokers, banks and other nominees are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares, and thus there will likely be broker non-votes on this proposal. Broker non-votes will have no effect in determining which nominee receives a plurality of the votes cast.

Ratification of Independent Registered Public Accounting Firm. At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present virtually or by proxy and entitled to vote thereon is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus, broker non-votes are generally not expected to occur with respect to this matter. Broker non-votes that do occur are not considered to be shares present and entitled to vote on this proposal, and thus will have no effect on the outcome of this matter. Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal.

Advisory Say-on-Pay Vote. At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present virtually or by proxy and entitled to vote thereon is required for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. This is a non-routine proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes are not considered to be shares present and entitled to vote on this proposal, and thus will have no effect on the outcome of this matter. Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal. The say-on-pay vote is only advisory, and therefore not binding on the Company, the compensation committee or our Board. Although non-binding, the vote will provide information to our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation in the future.

Other Matters. Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Sean Moriarty, Jantoon Reigersman and Adam Wergeles, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Further, we may reimburse brokers, banks and other nominees that hold shares of our common stock on behalf of beneficial owners for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners of our common stock.

We have retained Innisfree M&A Incorporated (“Innisfree”) to aid in soliciting proxies and advise on certain matters relating to the annual meeting for a fee estimated not to exceed $25,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on our behalf by telephone or through other means by our directors, officers and other employees who will receive no additional compensation therefor.

Assistance

If you need assistance in voting or completing your proxy card or have questions regarding the annual meeting, please contact Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders may call toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements. These statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2019, as such disclosure may be updated in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

A NOTE REGARDING THIS PROXY STATEMENT

The Company has qualified as a “smaller reporting company” within the meaning of the Securities Act and the Exchange Act since 2019. This proxy takes advantage of the scaled disclosure requirements available to smaller reporting companies in certain respects, while providing additional disclosure not required by applicable rules where it was determined to be helpful to investors and not burdensome to the Company.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws (“bylaws”) provided for our Board to initially be comprised of nine directors and, thereafter, our bylaws permit our Board to fix the authorized number of directors by resolution of the Board. Our Board currently consists of ten members, who are divided into three classes with staggered three-year terms, and, effective as of the annual meeting, our Board will consist of eight members, who are divided into three classes with staggered three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his or her earlier death or resignation. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this annual meeting consists of four directors, two of which have been nominated for re-election.

As all of the members of our nominating and corporate governance committee are up for election at the 2020 annual meeting, our Board formed an ad hoc committee consisting of all other independent directors for the purpose of nominating directors for election at the 2020 annual meeting.

Director Nominees

Based upon the recommendation of our ad hoc committee, our Board has nominated Charles (Lanny) Baker and Jennifer Schulz for election as directors to the Board. Mr. Baker, and Ms. Schulz each currently serve on our Board. Biographical information on each of the nominees is furnished below. If elected, each director nominee named in this proxy statement would serve in office until the expiration of such director’s three-year term at the close of our 2023 annual meeting and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

Information Regarding the Board of Directors and Director Nominees

Set forth below is information, as of the record date, regarding each member of our Board, including each director nominee named in this proxy statement. There are no family relationships among any of our directors or executive officers. See “Corporate Governance” and “Director Compensation” below for additional information regarding the Board.

Name	Age	Position	Director Since	Term Expires
Charles (Lanny) Baker(1)	53	Director	2019	2020
John A. Hawkins(2)	59	Director	2006	2020
Brian M. Regan(2)(3)	48	Director	2015	2020
Jennifer Schulz(2)(4)	49	Director	2016	2020
Deborah Benton	52	Director	2019	2021
John Pleasants(3)	54	Director	2016	2021
Mitchell Stern(3)(4)	65	Director	2016	2021
Beverly K. Carmichael(1)	61	Director	2018	2022
Sean Moriarty	49	Director, Chief Executive Officer	2014	2022
James R. Quandt(1)(4)	70	Non-Executive Chairman of the Board	2008	2022

(1)	Member of the strategic review committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the compensation committee.

(4)	Member of the audit committee.

Leaf Group Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2023 Annual Meeting of Stockholders

Charles (Lanny) Baker has served on our Board since April 2019 and is currently the chairperson of our strategic review committee. Mr. Baker has served as Chief Financial Officer of Eventbrite, a publicly traded online ticketing platform company, since September 2018. From April 2016 to September 2019, Mr. Baker served as Chief Financial Officer of Yelp, Inc., a publicly traded online consumer ratings platform company. Previously, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including Managing Director in the Equity Research Department. Mr. Baker served on the board and chaired the audit and nominating and corporate governance committees of XO Group, Inc., a publicly traded life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the audit committee of HomeAway, Inc., a publicly traded online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.

We believe that Mr. Baker is qualified to serve as a member of our board because of his over 20 years of experience in internet and digital media companies. We believe that his experience as an executive of companies with significant operations in the online industry, as well as his deep financial expertise gained from his experience as a public company executive, makes him a valuable contributor and resource to our Board.

Jennifer Schulz has served on our Board since November 2016 and is currently a member of our audit committee and nominating and corporate governance committee. Since November 2013, Ms. Schulz has served as Group President, Vertical Markets for Experian North America, a division of Experian plc, a global information services company, where she is responsible for overseeing the Automotive, Health and Marketing Services businesses in North America. From May 2010 to September 2013, Ms. Schulz was the Senior Vice President of global product strategy, innovations and eCommerce for Visa Inc., a global payments and technology company. From 2008 to 2010, Ms. Schulz worked at Verifi, Inc., a SaaS-based electronic payment solutions company, first serving as Chief Operating Officer and then Chief Executive Officer, and from 2003 to 2008, Ms. Schulz held various operational and leadership positions at Visa. Ms. Schulz received an M.B.A. from the University of Michigan’s Ross School of Business and a B.A. from the University of Wisconsin.

We believe that Ms. Schulz is qualified to serve as a member of our board because of her over 15 years of experience in the e-commerce, digital marketing and payments industries, serving in executive and operational leadership roles over that span. Ms. Schulz’s extensive industry knowledge, business expertise and leadership skills serve as a key resource to our Board.

Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

Deborah Benton has served on our Board since January 2019. In May 2014, Ms. Benton joined Kaktus Capital as an Investment Partner, and in May 2014, she joined Mitchell Madison Group as a Senior Consultant where she leads the consumer and retail practice. In this role, Ms. Benton assists clients in a wide array of areas including retail strategy, supply chain management, cost reduction and control, organizational design and operational scaling. Prior to joining Mitchell Madison Group, Ms. Benton held a number of senior level operating roles at Nasty Gal, a women’s fashion retailer, from May 2012 to April 2014, including serving as its President and Chief Operating Officer. Prior to that, she was the Chief Operating Officer of ShoeDazzle from November 2009 to April 2012, an online women’s fashion footwear company. Prior to that, she was the Executive Vice President, Operations and Inside Sales for Teleflora, a provider of consumer and florist products and services. Ms. Benton also serves as a director of TomboyX, a company offering gender-neutral underwear to a diverse customer base, since June 2018; Carbon38, a luxury activewear lifestyle brand, since March 2015; and The Bouqs Company, a cut-to-order, farm-to-table flower retailer, since February 2015. From April 2016 until May 2018, Ms. Benton was a director of Vow To Be Chic, a bridesmaid dress rental company that discontinued operations in May 2018. Ms. Benton received an MBA and an undergraduate degree in Health Sciences from Queen’s University, Canada.

We believe that Ms. Benton is qualified to serve as a member of our board because of her over 15 years of consulting and operational experience with a strong focus on e-commerce and retail businesses.

John Pleasants has served on our Board since November 2016 and is currently a member of our compensation committee. Since August 2016, Mr. Pleasants has served as the Chief Executive Officer of Brava Home Inc., an Internet of things and domestic home automation technology company. From May 2014 to July 2016, Mr. Pleasants was the Executive Vice President of Media Solutions for Samsung Electronics Co., Ltd., a multinational consumer electronics company. From August 2010 to December 2013, Mr. Pleasants was Co-President of Disney Interactive Media Group, a company that oversees various websites and interactive media properties owned by The Walt Disney Company, and he was Chief Executive Officer of Playdom, Inc., a social gaming company, from July 2009 to August 2010, when it was acquired by The Walt Disney Company. From 2008 to 2009, Mr. Pleasants was President of Global Publishing and Chief Operating Officer of Electronic Arts Inc., a leading video game publisher, and from 2005 to 2007, Mr. Pleasants was Chief Executive Officer of Revolution Health Group LLC, a consumer driven healthcare startup. From 1999 to 2005, Mr. Pleasants held various executive and operational leadership roles at Ticketmaster, Inc. and its parent company, Interactive Corp., including Chief Executive Officer of Ticketmaster from 2000 to 2005, where he oversaw leading online digital media properties including Match.com, Evite.com, Citysearch.com and ReserveAmerica.com. Mr. Pleasants currently serves on the board of directors of Brava Home Inc. and M&M Media, Inc. and he has previously served on the boards of numerous public and private companies, including Expedia Inc., Ticketmaster Entertainment, LLC, Saatchi Online, Inc., Playdom, Active.com and Peloton

Interactive, Inc. Mr. Pleasants received an M.B.A. from Harvard Business School and a B.A. from Yale University. With more than 20 years of experience as a digital media and technology executive and having held executive and operational leadership roles in both public and private companies, Mr. Pleasants brings extensive business and industry knowledge, as well as strong entrepreneurial and leadership skills, to the Board.

We believe that Mr. Pleasants is qualified to serve as a member of our board because he provides the Board with strong corporate governance skills and a valuable strategic perspective gained from serving on the boards of numerous public and private companies, primarily in the media and technology sectors.

Mitchell Stern has served on our Board since February 2016 and is currently the chairperson of our audit committee and a member of our compensation committee. Mr. Stern has over 25 years of experience with media companies, serving in both financial and lead operational roles over that span. Mr. Stern served as the Chief Executive Officer of Freedom Communications, Inc., a media company that operated newspapers, web properties and other specialty publications, from July 2010 to July 2012, and as the President and Chief Executive Officer of DIRECTV Holdings LLC, a direct broadcast satellite service provider and broadcaster in the United States, from December 2003 to March 2005. Prior to joining DIRECTV, Mr. Stern was Chairman and Chief Executive Officer of Fox Television Stations, Inc. and Twentieth Television from 1998 to 2003 and President and Chief Operating Officer of the Fox Television Stations from 1993 to 1998. Mr. Stern has previously served on the boards of Triton Media Group, LLC, Freedom Communications, and LIN Television, the audit committees of Freedom Communications and LIN Television and the compensation committee of Triton Media Group. Mr. Stern received an M.B.A. from the University of Chicago and a B.A. from the University of Pennsylvania.

We believe that Mr. Stern is qualified to serve as a member of our board because of his considerable involvement with media companies, combined with his extensive leadership experience and prior service on the boards and audit committees of both public and private companies, all of which makes him a valuable contributor to our Board and its committees and strengthens the oversight of our Board.

Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

Beverly K. Carmichael has served on our Board since July 2018 and is currently a member of our strategic review committee. From December 2017 to April 2019, Ms. Carmichael served as the Executive Vice President and Chief People, Culture, and Resource Officer of Red Robin Gourmet Burgers, Inc. Ms. Carmichael previously served as Senior Vice President and Chief People Officer of Cracker Barrel Old Country Store from January 2014 to December 2017. Prior to that, she was Founder and Chief Executive Officer of Star HR, LLC from April 2010 to April 2014 where she provided customized HR solutions to small businesses and start-up companies. Ms. Carmichael also served as an Adjunct Professor/Advisor at the Michael F. Price College of Business from 2010 through 2013. She served as Executive Vice President, Chief People Officer at Ticketmaster from August 2006 to August 2009. Prior to joining Ticketmaster, she was Vice President of HR – Talent Acquisition, Learning and Organizational Development at Rockwell Collins from 2005 to 2006.  Prior to her time with Rockwell Collins, Ms. Carmichael spent 10 years at Southwest Airlines Co. in various roles including Senior Vice President, Labor and Employee Relations; Vice President, People (Human Resources); and Chief Counsel, Labor and Employment. She also spent four years as a litigation and employment law attorney at the law firm of Manatt Phelps & Phillips.  Ms. Carmichael earned both a J.D. and a B.B.A. from the University of Oklahoma.

We believe that Ms. Carmichael is qualified to serve as a member of our board because of her over 25 years of experience in human resources and employment law in both operational and legal roles.

Sean Moriarty has served as our Chief Executive Officer and as a member of our Board since August 2014. Mr. Moriarty previously served as the Chief Executive Officer of Saatchi Online, Inc., which operates Saatchi Art, an online art gallery, from August 2013 to August 2014, when Leaf Group acquired it. From August 2009 to June 2012, Mr. Moriarty was an Entrepreneur in Residence at Mayfield Fund, a venture capital firm. From January 2007 to March 2009, Mr. Moriarty was President and Chief Executive Officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held positions of increasing responsibility at Ticketmaster from 2000 to 2006, including EVP, Technology and Chief Operating Officer. He began his executive experience as EVP, Technology at Citysearch, an online city guide. Mr. Moriarty served on the Ticketmaster board of directors from August 2008 to March 2009. He currently sits on the board of directors of Eventbrite, a publicly traded company that has built a powerful, broad technology platform to enable creators to solve challenges associated with creating live events, and several private companies, including TuneIn. Mr. Moriarty is actively involved in non-profit work with CoachArt, and previously served on the board of directors of the Pat Tillman Foundation. Mr. Moriarty received his bachelor’s degree from the University of South Carolina and attended graduate school at Boston University and the University of South Carolina. As our Chief Executive Officer, Mr. Moriarty’s in-depth knowledge of the Company and its industries, operations and business provides valuable insights to our Board.

We believe that Mr. Moriarty is qualified to serve as a member of our board because of his significant management and industry experience, his experience and knowledge as Chief Executive Officer of our Company, and his experience gained from serving on the boards of numerous companies.

James R. Quandt has served on our Board since 2008 and is currently the non-executive Chairman of the Board and a member of our audit committee and our strategic review committee. Since February 2018, Mr. Quandt has served as the Managing Partner of Quandt California Holdings, Inc., a company that Mr. Quandt formed to develop large, luxury, multi-family developments. Prior to the formation of Quandt California Holdings in February 2018, Mr. Quandt was the co-founder of Thomas James Capital, Inc., a private equity firm. Mr. Quandt has over three decades of senior management experience, including serving as President of Standard and Poor’s Corporation, a provider of independent credit risk research and benchmarks; Chairman of Bridge Financial Information; and President of Security Pacific Brokerage, Inc. Mr. Quandt currently serves as the Chairman of the Board of Nutravail, Inc. and as a member of the board of Partners Bank. He previously served on the board of Rightside Group, Ltd., a then-publicly traded domain name services company, from August 2014 until it was acquired by Donuts Inc. in July 2017. He also previously served on the boards of Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc.; The Brain Corporation; Blue Label Interactive, Inc.; and Digital Orchid Incorporated. Mr. Quandt is a former member of the New York Stock Exchange and the Board of Trustees of Saint Mary’s College of California. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California’s Marshall School of Business, and he received a B.S. in Business Administration from Saint Mary’s College.

We believe that Mr. Quandt is qualified to serve as a member of our board because his mix of executive leadership and financial expertise provides our Board and its audit and compensation committees with valuable insight and guidance. Mr. Quandt brings a seasoned and strategic perspective to our Board, rooted in his experience as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the New York Stock Exchange.

Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

John A. Hawkins has served on our Board since 2006 and is currently a member of our nominating and corporate governance committee. Since 1995, Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries through growth equity and buyout investments. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm that he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons. Mr. Hawkins currently serves on the board of Captivate Network, a digital media company, and he has served on the boards of more than 20 companies, including Agility Recovery Solutions, Inc., HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., the Platform for Media, Inc., High End Systems, Inc., Zirmed and ShopWiki Corporation, where he also served as Chairman. Mr. Hawkins is also a member of the Angeleno Chapter of the World Presidents’ Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College.

Mr. Hawkins was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. We believe that Mr. Hawkins is qualified to serve as a member of our board because of his 30 years of investment banking and private equity investing experience, combined with his strong track record investing in technology, media and business services companies. He also brings extensive business and strategic expertise, as well as experience serving on numerous public and private boards, to our Board and its committees.

Brian M. Regan has served on our Board since February 2015 and is currently the chairperson of our nominating and corporate governance committee and our compensation committee. Since November 2015, Mr. Regan has served as Managing Director and Chief Financial Officer of Spectrum Equity Management, a growth equity firm investing in companies operating in the information economy. Prior to joining Spectrum, Mr. Regan served as Senior Vice President and Chief Financial Officer of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, from August 2012 to November 2015. Prior to joining Shutterfly, Mr. Regan served as Chief Financial Officer of Wize Commerce/Nextag, a global digital marketing and e-commerce company, from July 2010 to August 2012, and as EVP and Chief Financial Officer of Ticketmaster Entertainment, a live entertainment ticketing and artist management company, from June 2008 to July 2010. Mr. Regan has also held finance leadership positions at Expedia, Inc. and LendingTree. Mr. Regan began his career at PricewaterhouseCoopers and he holds a B.S. in Business Administration and Accounting from Bucknell University.

We believe that Mr. Regan is qualified to serve as a member of our board because of his more than 20 years of finance experience at several Internet-based companies. We believe that his extensive financial and accounting experience with public and private companies, combined with his broad experience with Internet-based companies, makes him a valuable contributor and resource to our Board and its committees.

The terms for Mr. Hawkins and Mr. Reagan will expire at our 2020 annual meeting of stockholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE Two ABOVE DIRECTOR NOMINEES.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our Board has selected Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the year ending December 31, 2020, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte has served in this role since 2018. A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) audited our consolidated financial statements for the fiscal years ended 2008 through 2017 and served as our independent registered public accounting firm until March 2018.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services for fiscal 2019 and 2018

The following table presents fees for audit, audit-related, tax and other services rendered to us by Deloittee for the fiscal years ended December 31, 2019 and 2018:

Type of Fees	Fiscal 2019	Fiscal 2018
Audit Fees	$863,800	$844,000
Audit-Related Fees	$7,510	—
Tax Fees	—	—
All Other Fees	—	—
Total	$871,310	$844,000

Prior to the change of our independent registered public accounting firm to Deloitte in March 2018, we were represented by PricewaterhouseCoopers. The following table presents fees for audit, tax and other services rendered to us by PricewaterhouseCoopers for the fiscal years ended December 31, 2019 and 2018:

Type of Fees	Fiscal 2019	Fiscal 2018
Audit Fees	—	$48,000
Audit-Related Fees	$6,700	—
Tax Fees	—	—
All Other Fees	—	—
Total	$6,700	$48,000

Audit Fees

This category includes fees for (i) the integrated audit of our consolidated financial statements and internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002, (ii) reviews of each of the quarterly consolidated financial information included in our Quarterly Reports on Form 10-Q, and (iii) audit services that are normally provided by Deloitte and PricewaterhouseCoopers, as applicable, in connection with statutory or regulatory filings. Audit Fees for fiscal year 2018 also includes services rendered in connection with our public offering of equity in February 2018 such as comfort letters and review of documents filed with the SEC. The Audit Committee considered whether the provision of the foregoing services by Deloitte was compatible with maintaining Deloitte’s independence and determined that they were compatible.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Fees.” The services for the fees disclosed under this category primarily include services rendered in connection with the issuance of a consent related to our registration statements on Form S-8 by Deloitte and PricewaterhouseCoopers, as applicable.

Change of Independent Public Accounting Firm

As previously reported in our Current Report on Form 8-K, dated March 22, 2018 (the “Current Report”), the audit committee, with the assistance of the Company’s management team, conducted a competitive auditor review in order to select the firm to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The audit committee invited several firms to participate in this review process. As a result of this process, the audit committee made the decision to dismiss PricewaterhouseCoopers as its independent registered public accounting firm on March 22, 2018, and informed PricewaterhouseCoopers that they were dismissed on March 23, 2018.

PricewaterhouseCoopers’ audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PricewaterhouseCoopers on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2017 and the subsequent interim period through March 23, 2018, there were (i) no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such year and subsequent interim period, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers with a copy of the disclosures made in the Current Report prior to the time the Current Report was filed with the Securities and Exchange Commission (“SEC”). We requested that PricewaterhouseCoopers furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of PricewaterhouseCoopers’s letter, dated March 28, 2018, was attached as Exhibit 16.1 to the Current Report and confirmed that they agreed with the statements we made in the Current Report.

On March 22, 2018, the audit committee approved the appointment of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. During the fiscal years ended December 31, 2018 and 2017, neither the Company nor anyone acting on its behalf has consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in our audit committee’s charter, which is available at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx.

During fiscal years 2019 and 2018, all services performed by Deloitte for our benefit were pre-approved by the audit committee in accordance with its charter and all applicable laws, rules, and regulations.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

ITEM 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY” VOTE)

As required by the SEC’s proxy rules, we are asking our stockholders to provide advisory, non-binding approval of the compensation of our named executive officers for fiscal 2019, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, which is critical to our success. These programs link compensation to the achievement of financial performance, operational and strategic objectives, including executing against our business transformation, together with individual performance objectives, while providing long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. Following is a summary of some of the key practices under our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this proxy statement and the executive-related compensation tables in the “Executive Compensation” section of this proxy statement for additional information.

Summary

We balance pay-for-performance with fixed compensation. We tie a significant portion of our named executive officers’ compensation opportunity to the attainment of Company and individual performance goals, thus ensuring that these officers are paid primarily for performance. In addition to equity awards that provide value based on Company performance, we offer discretionary annual cash bonuses to our named executive officers that are determined and paid based on both individual performance and the performance of the Company for the fiscal year to which such discretionary cash bonus relates.

Our compensation programs are strongly aligned with the long-term interests of our stockholders. We place a strong emphasis on the use of equity awards as a key component of our compensation program. While our annual discretionary cash bonuses are important in incentivizing the attainment of near-term goals and objectives and keeping our executives focused on executing against our business transformation, our compensation program places a stronger emphasis on multi-year equity awards in order to focus our executives on long-term, sustained performance for our stockholders. In addition, by linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting and realizing the full value from such awards.

We have historically used a mix of restricted stock units (“RSUs”) and stock options to balance our equity compensation program between awards that confer full stock ownership value and those that confer value only with future appreciation. After August 2016, we have not granted stock options to our executives due to the volatility in our stock price, driven in part by our small market capitalization and low trading volume. In addition, use of RSUs minimizes dilution given that in order to grant the same fair value in stock options as the Company grants RSUs, the Company would need to grant approximately double the number of stock options. Options and RSUs are subject to vesting and generally linked to service with the Company, which incentivizes our named executive officers to remain employed with us and focus on long-term stockholder value over short term objectives. We believe that grants of equity awards are better aligned with longer-term stockholder returns, while enabling us to keep salaries at a lower, but still competitive level, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of the Company.

We engage in good governance practices regarding our executive compensation program. As part of our commitment to strong corporate governance and best practices, with regard to our executive compensation program, our compensation committee engaged and received advice from an independent, third-party compensation consultant, Semler Brossy Consulting Group (“Semler”) with respect to fiscal years 2019 and 2020. Semler did not provide us services other than those provided directly to, or on behalf of, the compensation committee.

We actively review, monitor and adjust our executive compensation program to ensure that we provide competitive pay opportunities that are market-appropriate. Our compensation committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly qualified and dedicated executive talent that is essential to our rapidly evolving and fast-paced business. In connection with this review, our compensation committee obtained and utilized empirical data (including peer group pay practices) and compensation policy advice from Semler with respect to fiscal years 2019 and 2020 to ensure that our compensation programs are competitive and market-appropriate. Our compensation committee also employs its significant collective experience in administering executive compensation programs for Internet and technology companies.

Our severance and change in control arrangements offer appropriate protections while avoiding potential windfalls. We believe that the severance protections we provide to our executive officers are well within market norms, and that the “double trigger” change in control benefits we provide to our executive officers (other than Mr. Moriarty), which require a qualifying termination of employment in connection with a change in control of the Company as a condition to receipt of any change in control severance payments or equity vesting acceleration, properly incentivize our executives by providing appropriate protections against involuntary job loss in the event we are acquired, while avoiding potential “single trigger” windfalls in connection with these types of transactions. With respect to Mr. Moriarty, his employment agreement provides that he is entitled to acceleration of vesting of certain of his equity awards even if he remains employed through a change in control. We believed that this was appropriate in light of the operational challenges faced by the Company at the time Mr. Moriarty was hired and at the time we entered into his amended and restated employment agreement, and we wanted to ensure that Mr. Moriarty was sufficiently compensated in the event a strategic transaction was in the best interest of the Company and its stockholders, as a significant portion of his compensation was in the form of equity awards. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments. In February 2019, the severance arrangements for Messrs. Reigersman and Pike were modified. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Board Recommendation

Our Board believes that the information provided above and within the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following say-on-pay resolution is submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Leaf Group Ltd. hereby approve, on a non-binding advisory basis, the compensation of Leaf Group Ltd.’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

As a non-binding advisory vote, this proposal is not binding on the Company, the Board or the compensation committee. However, the compensation committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE SAY-ON-PAY RESOLUTION APPROVING, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2019.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines to set forth a framework for its overall governance practices. These guidelines can be found in the corporate governance section of our investor relations website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Board Leadership Structure

Our Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the independent directors. Until October 2013, the roles of the chairman and chief executive officer were combined and James R. Quandt, a non-employee independent director, served as our lead independent director. Following the resignation of our former chairman and chief executive officer in October 2013, our Board designated Mr. Quandt to serve as the non-executive Chairman of the Board. Mr. Quandt has served on our Board since 2008, including serving as the lead independent director from April 2011 to October 2013, and he has gained a deep understanding of our business and the industries in which we operate over that time, in addition to the knowledge and experience he brings from serving on the boards of various public and private companies in the Internet and technology sectors. Our Board believes that the current Board leadership structure is best for our Company and our stockholders at this time, and decided that Mr. Quandt should continue to serve as our non-executive Chairman of the Board.

Our Board is currently comprised of nine independent members and one non-independent member. A number of our Board members have served as directors of other public companies and some have served as members of senior management of other public companies. We have four standing Board committees comprised solely of directors who are considered independent under all applicable NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.

Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. As needed and when requested, the audit committee and the nominating and corporate governance committee receive reports from management regarding an assessment of such risks. The compensation committee, with input from its independent compensation consultant, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee annually reviews our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. Based on this review, the compensation committee has concluded that our employee compensation policies and practices, including executive compensation, do not encourage risk taking to a degree that is likely to have a materially adverse impact on us or our operations.

While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Director Independence

Our Board has determined that the nominees for election to the Board at the annual meeting and all continuing directors, except for Mr. Moriarty, are independent under the NYSE listing standards and Leaf Group’s corporate governance guidelines. In making these determinations, the Board considered all relationships between us and each director and each director’s family members. The Board also considered that Mr. Regan serves in a management capacity at Spectrum Equity and concluded that this relationship would not impede his exercise of independent judgment.

Board Meetings

During 2019, our Board held 19 in-person or telephonic meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served and that were held during the period of time that he or she served, except for Ms. Benton, who attended 74% of such meetings. Except in unusual circumstances, Mr. Moriarty and the Chairman of the Board, or their respective designee, collectively determine the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. During regularly convened quarterly Board meetings, the Board usually spends a portion of such meetings in executive session without management or other employees present.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Two directors, our non-executive Chairman of the Board and our Chief Executive Officer, attended our annual meeting of stockholders in 2019.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee, compensation committee and strategic review committee. Each committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The charter of each of these committees is available on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit	Nominating and Governance	Compensation	Strategic Review
Charles (Lanny) Baker				C
Beverly K. Carmichael				M
John A. Hawkins		M
John Pleasants			M
James R. Quandt	M			M
Brian M. Regan		C	C
Jennifer Schulz	M	M
Mitchell Stern	C		M

“C”	Chairperson

“M”	Member

Audit Committee

We have an audit committee that has responsibility for, among other things, overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning; reviewing our annual and quarterly financial statements; appointing and evaluating our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by such independent accountants; and discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

The audit committee met in person or telephonically six times during calendar 2019.

The current members of our audit committee are Messrs. Quandt and Stern and Ms. Schulz, with Mr. Stern serving as the committee’s chair since February 2016, when he joined the Board. All members of our audit committee meet the requirements for financial literacy, and each of the members meets the requirements for independence, under Rule 10A-3 promulgated under the Exchange Act, and the applicable rules and regulations of the NYSE. Our Board has also determined that each of Messrs. Stern and Quandt is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things, recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board; considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and considering and recommending to our Board other actions relating to corporate governance. The members of our nominating and corporate governance committee are Messrs. Hawkins and Regan and Ms. Schulz, with Mr. Regan serving as the committee’s chair since February 2016. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values; experience in corporate management; experience in the Company’s industry; experience as a Board member of other publicly held companies; academic expertise in an area of the Company’s operations; and practical and thoughtful business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin, in identifying nominees for directors. The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company’s certificate of incorporation, bylaws, corporate governance guidelines, NYSE rules and other applicable law.

The nominating and corporate governance committee met in person or telephonically one time during 2019.

Compensation Committee

We have a compensation committee that has responsibility for, among other things, reviewing management and employee compensation policies, plans and programs; monitoring performance and compensation of our executive officers and other key employees; preparing recommendations and periodic reports to our Board concerning these matters; and administering our equity incentive plans.

The compensation committee met in person or telephonically five times during 2019 and acted by written consent twice during 2019.

The members of our compensation committee are Messrs. Pleasants, Regan and Stern, with Mr. Regan serving as the committee’s chair. Our Board has determined that each of Messrs. Pleasants, Regan and Stern is independent and a non-employee director under all applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code of 1986, as amended (the “Code”).

The compensation committee has the ability to delegate certain of its responsibilities to subcommittees in accordance with the Company’s certificate of incorporation, bylaws, Section 162(m) of the Code as applicable, NYSE rules and other applicable law, but has not currently authorized any such delegations.

Strategic Review Committee

In April 2019 we formed a strategic review committee that has responsibility for, among other things, leading the comprehensive review of strategic alternatives we publicly announced in April 2019.

The strategic review committee met in person or telephonically 11 times during 2019 and certain other members of the Board also joined some of these meetings. The members of our strategic review committee are Messrs. Baker and Quandt and Ms. Carmichael, with Mr. Baker serving as the committee’s chair.

Compensation Committee Interlocks and Insider Participation

Messrs. Pleasants, Regan and Stern served as members of the compensation committee during fiscal 2019. No interlocking relationships exist, or at any time during fiscal 2019 existed, between any member of our Board or compensation committee and any member of the board of directors or compensation committee of any other company. No member of the compensation committee is or has been an officer or an employee of Leaf Group or its subsidiaries.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board by sending a letter to our Corporate Secretary at our principal executive offices at 1655 26th Street, Santa Monica, California 90404. Our Corporate Secretary will submit all correspondence to the Chairman of the Board or to the lead independent director (if applicable), or to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

DIRECTOR COMPENSATION

Outside Director Compensation Program

The Company has a compensation program (the “Outside Director Compensation Program”) for non-employee directors (the “Outside Directors”). The Outside Director Compensation Program is intended to fairly compensate each Outside Director with cash and equity compensation for the time and effort necessary to serve as a member of our Board, and to better align the interests of our Board members with the interest of our stockholders. Since the establishment of the Outside Director Compensation Program in 2010, non-employee directors who were affiliated with Oak Investment Partners, Spectrum Equity Management or Generation Partners, or any of their respective affiliated entities, were not compensated under the Outside Director Compensation Program. Beginning in the fourth quarter of 2018, Messrs. Hawkins and Regan, our current directors who are affiliated with Generation Partners and Spectrum Equity Management, respectively, have been compensated under such program.

Cash compensation. Under the Outside Director Compensation Program, each Outside Director is entitled to receive an annual cash retainer of $50,000 for serving on the Board, payable in quarterly installments in arrears in conjunction with quarterly meetings of our Board. In addition, each Outside Director that serves as the chair of the audit committee, compensation committee, nominating and corporate governance committee or strategic review committee is entitled to receive an additional annual cash retainer of $25,000, $15,000, $10,000 or $25,000, respectively. Outside Directors that serve as non-chair members of the audit committee, compensation committee, nominating and corporate governance committee or strategic review committee are entitled to receive additional annual cash retainers of $12,500, $7,500, $5,000 or $12,500, respectively. In addition to cash compensation received for serving as an Outside Director, the non-executive Chairman of the Board is entitled to receive an annual cash retainer of $100,000.

Equity compensation. Pursuant to the Board’s Outside Director Compensation Program, each Outside Director is entitled to receive an initial one-time equity grant with an aggregate grant date fair value of approximately $150,000 upon the Outside Director’s initial election to the Board (the “Initial Grant”). The Initial Grant consists of (i) an RSU award with a grant date fair value of approximately $75,000; and (ii) a non-qualified stock option award with a grant date fair value of approximately $75,000 and a per share exercise price equal to the closing price of a share of our common stock on the grant date, each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. In addition to the Initial Grant, on the date of each annual stockholder meeting, any Outside Director who will continue in service following such meeting (excluding any Outside Director that already received an Initial Grant in the same calendar year prior to the date of the annual stockholder meeting) is entitled to receive an annual equity award granted as of the close of business on the date of such annual stockholder meeting (the “Annual Grant”) with an aggregate grant date fair value of approximately $75,000. The Annual Grant consists of (i) an RSU award with a grant date fair value of approximately $37,500; and (ii) a non-qualified stock option award with a grant date fair value of approximately $37,500 and a per share exercise price equal to the closing price of a share of our common stock on the grant date; each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. Additionally, if the Board has a non-executive Chairman, the non-executive Chairman is entitled to an additional annual RSU award with a grant date fair value of approximately $50,000, which vests in substantially equal annual installments over two years, subject to continued Board service through each applicable vesting date, and is automatically granted as of the close of business on the first business day of such calendar year.

The vesting of all equity grants to Outside Directors automatically accelerate in full if an Outside Director ceases to be an Outside Director due to his death or disability, or if an Outside Director stands for election but is not elected to the Board, or upon a “change of control” (as such term is defined in our Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”)).

The following table sets forth information concerning the compensation earned by or paid to each of our non-employee directors during the year ended December 31, 2019. Mr. Moriarty is a named executive officer and all of his compensation is presented below in the Summary Compensation Table and related explanatory information and tables under “Executive Compensation.” Mr. Moriarty is not entitled to additional compensation for serving as a director while he is employed by the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total($)
Charles (Lanny) Baker(2)	47,594	75,003	74,934	197,531
Deborah A. Benton(3)	46,237	75,002	74,988	196,228
Beverly K. Carmichael(4)	55,880	37,500	37,476	130,857
John A. Hawkins(5)	55,000	37,500	37,476	129,976
John Pleasants(6)	57,500	37,500	37,476	132,476
James R. Quandt(7)	168,380	87,499	37,476	293,355
Brian M. Regan(8)	75,000	37,476	37,476	149,952
Jennifer Schulz(9)	67,500	37,500	37,476	142,476
Mitchell Stern(10)	82,500	37,500	37,476	157,476

(1)	Amounts reflect the aggregate grant date fair value of RSUs or stock options, as applicable, granted during fiscal 2019, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to directors is provided in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the director), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)	Cash fees earned by Mr. Baker in 2019 consist of: (a) $35,833 for serving as an Outside Director on the Board from April 13, 2019 through December 31, 2019 and (b) $11,761 for serving as chair of the strategic review committee from July 12, 2019 through December 31, 2019. As of December 31, 2019, Mr. Baker held (i) 8,562 RSUs and (ii) 19,419 stock options.

(3)	Cash fees earned by Ms. Benton in 2019 consist of $46,237 for serving as an Outside Director on the Board from January 29, 2019 through December 31, 2019. As of December 31, 2019, Ms. Benton held (i) 9,987 RSUs and (ii) 22,228 stock options.

(4)	Cash fees earned by Ms. Carmichael in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board and (b) $5,880 for serving as a non-chair member of the strategic review committee from July 12, 2019 through December 31, 2019. As of December 31, 2019, Ms. Carmichael held (i) 7,891 RSUs and (ii) 25,606 stock options.

(5)	Cash fees earned by Mr. Hawkins in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board and (b) $5,000 for serving as a non-chair member of the nominating and corporate governance committee. As of December 31, 2019, Mr. Hawkins held (i) 4,085 RSUs and (ii) 11,138 stock options.

(6)	Cash fees earned by Mr. Pleasants in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board and (b) $7,500 for serving as a non-chair member of the compensation committee. As of December 31, 2019, Mr. Pleasants held (i) 6,743 RSUs and (ii) 56,243 stock options.

(7)	Cash fees earned by Mr. Quandt in 2019 consist of: (a) $100,000 for serving as the non-executive Chairman of the Board; (b) $50,000 for serving as an Outside Director on the Board; (c) $12,500 for serving as a non-chair member of the audit committee; and (d) $5,880 for serving as a non-chair member of the strategic review committee from July 12, 2019 through December 31, 2019. As non-executive Chairman of the Board, Mr. Quandt also received an annual RSU award with a grant date fair value of approximately $50,000. As of December 31, 2019, Mr. Quandt held (i) 13,537 RSUs and (ii) 55,211 stock options.

(8)	Cash fees earned by Mr. Regan in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board; (b) $15,000 for serving as the chair of the compensation committee; and (c) $10,000 for serving as the chair of the nominating and corporate governance committee. As of December 31, 2019, Mr. Regan held (i) 4,085 RSUs and (ii) 39,595 stock options.

(9)	Cash fees earned by Ms. Schulz in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board; (b) $5,000 for serving as a non-chair member of the nominating and corporate governance committee; and (c) $12,500 for serving as a non-chair member of the audit committee. As of December 31, 2019, Ms. Schulz held (i) 6,743 RSUs and (ii) 14,384 stock options.

(10)	Cash fees earned by Mr. Stern in 2019 consist of: (a) $50,000 for serving as an Outside Director on the Board; (b) $25,000 for serving as the chair of the audit committee; and (c) $7,500 for serving as a non-chair member of the compensation committee. As of December 31, 2019, Mr. Stern held (i) 6,743 RSUs and (ii) 14,384 stock options.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of March 31, 2020.

Name	Age	Position
Sean Moriarty	49	Chief Executive Officer and Director
Jantoon Reigersman	38	Chief Financial Officer
Brian Pike	56	Chief Operating Officer and Chief Technology Officer
Adam Wergeles	54	Executive Vice President, General Counsel

Biographical information for Mr. Moriarty is set forth above under “Item 1. Election of Directors—Information Regarding the Board of Directors and Director Nominees.”

Jantoon Reigersman joined Leaf Group in December 2017 as Chief Financial Officer. Mr. Reigersman served as Chief Financial Officer of Ogin Inc. (formerly known as Flo Design Wind Turbine Corp.) from January 2014 until the successful sale of its principal technology and intellectual property assets to Vestas Wind Systems in March 2017. Following the sale and Mr. Reigersman’s resignation from Ogin, Ogin filed a Petition for Assignment for the Benefit of Creditors in the Court of Chancery for the State of Delaware, which petition was granted and entered in April 2017. From September 2010 through December 2013, Mr. Reigersman served as Ogin’s Vice President. From 2007 through 2009, Mr. Reigersman was an Associate at The Goldman Sachs Group, Inc. as a member of the European Special Situations Group, a multi strategy on-balance sheet investment group. From 2005 through 2007, Mr. Reigersman was an Analyst at Morgan Stanley Investment Banking, Mergers and Acquisitions. Mr. Reigersman received a B.S. and Master of Science degree at Erasmus University, Rotterdam School of Management and a Master in International Management from HEC Paris/RSM – CEMS (Community of European Management Schools). In addition, Mr. Reigersman completed the General Management Program (GMP15) from Harvard Business School.

Brian Pike joined Leaf Group in October 2014 as Chief Technology Officer. In May 2015, Mr. Pike was appointed to also serve as our Chief Operating Officer. From April 2012 to October 2014, Mr. Pike was Chief Technology Officer at The Rubicon Project, Inc., a technology company that automates the buying and selling of digital advertising, where he led the engineering organization through rapid growth and the company’s initial public offering. Prior to joining Rubicon, Mr. Pike served as Chief Technology Officer at Ticketmaster, a live entertainment ticketing and marketing company, from 2003 to 2010. Mr. Pike received a B.S. in Engineering from Stanford University and an M.B.A. from the Anderson School of Management at UCLA.

Adam Wergeles joined Leaf Group in April 2018 as our Executive Vice President, General Counsel. Prior to joining Leaf Group, Mr. Wergeles served as Executive Vice President, Business and Legal Affairs, and General Counsel for Serviz, Inc., a technology company that connects consumers with home service professionals. From December 2007 to March 2015, Mr. Wergeles served variously as the Chief Legal Officer, General Counsel and Secretary at ReachLocal, Inc. Mr. Wergeles holds a J.D. from the University of Southern California Law School and a B.A. from Hamilton College.

COMPENSATION DISCUSSION AND ANALYSIS

Principal Components of Executive Compensation Program

We designed the principal components of our executive compensation program to fulfill one or more of the objectives described above. Compensation of our named executive officers during 2019 consisted of the following key elements:

•	base salary;

•	discretionary cash compensation (bonuses);

•	long-term equity incentive compensation;

•	certain severance and change in control benefits;

•	a retirement savings plan (401(k) plan with a Company matching benefit); and

•	health and welfare benefits.

We view each component of our executive compensation program as related but distinct and, historically, not all components have been provided to all executive officers.

We regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are being met. In determining the appropriate amount for each compensation component, the compensation committee considers its understanding of the competitive market based on the collective experience of its members and the most recent peer group compensation data and analysis provided by its independent compensation consultant; the Company’s recruiting and retention goals; the Company’s and compensation committee’s preference for internal equality and consistency among similarly situated executives; the length of service of the executive officers; the Company’s overall performance, including our progress in executing on our ongoing business transformation; and other considerations the compensation committee considers relevant. Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation among fixed and variable compensation, short-term and long-term compensation, cash and non-cash compensation, or different forms of non-cash compensation. Furthermore, we do not engage in any formal benchmarking of compensation for our executive officers. However, the compensation committee historically has attempted to target total direct compensation, as well as each material element of compensation, for the Company’s executive officers in a range between the 50th and 75th percentiles for each applicable executive officer position of the peer group.

We offer cash compensation in the form of base salaries and bonuses, including discretionary cash bonuses, which we believe appropriately rewards our executive officers for their individual contributions to our business and responsibility for their functional area or business unit, as applicable. Discretionary cash bonuses, which are targeted at a percentage of each executive officer’s base salary and funded under our Company-wide annual bonus program, are used to motivate our executive officers to achieve short-term financial, operational and strategic objectives linked to our longer-term growth and other goals, including finalizing our business transformation, and to recognize an individual’s contribution toward the achievement of such objectives. Cash compensation could also be affected by significant events that affect our Company as a whole and the economy in general. For instance, in April 2020, we implemented Company-wide salary cuts in response to the effects on our Company due to the COVID-19 coronavirus pandemic. These salary cuts proportionally affected our executive officers, including our named executive officers.

Another key component of our executive compensation program is equity awards covering shares of our common stock. We emphasize the use of equity awards with time-based vesting in order to incentivize our executive officers to focus on the long-term growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders over time. Historically, we granted both stock options and RSUs. Due to the limited trading volume and volatility of our stock, after August 2016, we granted only RSUs to our executive officers and employees. Unlike stock options, RSUs continue to have underlying value through periods of stock price volatility and continue to incentivize our employees and executive officers to grow our business. In addition, use of RSUs minimizes dilution given that in order to grant the same fair value in stock options as the Company grants in RSUs, the Company would need to grant approximately double the number of stock options. This compensation practice allows us to preserve capital while providing our executive officers the opportunity to be rewarded through the value of appreciated equity awards if we are successful in executing our growth initiatives and correspondingly perform well over time. We offer relatively competitive base salaries and discretionary cash bonuses but believe, based on the collective experience of our compensation committee members, that long-term equity incentive compensation is a more significant motivator in attracting and retaining skilled executive officers and employees in the competitive landscape of internet-related companies in which we operate.

The following describes the primary components of our executive compensation program for each of our named executive officers during 2019, the rationale for that component, and how compensation amounts were determined. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element serves each of our compensation objectives to some extent.

Base Salary

Generally, the initial base salaries of our named executive officers were established through arm’s length negotiation at the time the individual was hired, taking into account certain other factors, including the executive officer’s qualifications, experience and prior salary level. Increases to base salaries have been increased based on relevant peer group compensation data and as they have assumed increased levels of responsibility within our organization over time. These factors are considered collectively and not individually weighted in order to ensure that there is a consistent approach to the compensation of similarly situated executive officers. Our compensation committee, at least annually, reviews the base salaries of our executive officers, particularly following the end of a fiscal year or at the time of a promotion or other significant change in responsibilities as well as in reaction to significant events, and any adjustments have been made based on factors such as the scope of an executive officer’s responsibilities, individual contribution, prior experience, sustained performance and competitive market analysis of the previously defined peer group recommended by the compensation committee’s independent compensation consultant. Decisions regarding base salary adjustments may also take into account the executive officer’s current base salary, equity ownership and the amounts paid to the executive’s peers or predecessors inside the Company.

Named Executive Officer	FY 2018 Annual Base Salary	FY 2019 Annual Base Salary
Sean Moriarty	$400,000	$400,000
Jantoon Reigersman	$350,000	$350,000
Brian Pike	$350,000	$350,000

The amount of base salary actually paid to each named executive officer during 2019 is set forth in the “Summary Compensation Table” below, and reflects base salaries that our compensation committee determined to be appropriate for such named executive officers, based on their consideration of a variety of factors, as discussed above. The compensation committee also determined such base salaries to be within the market standard for cash compensation paid to similarly-situated executives at other peer companies based on their general knowledge of the competitive market and the most recent market analyses provided by Semler.

Discretionary Cash Compensation

Each named executive officer is party to an employment agreement that provides for an annual discretionary cash bonus with a target based on such executive officer’s then effective annual base salary, which targets were established through an arm’s length negotiation with such executive officer. The compensation committee retains the discretion to modify the targets. For 2019, no changes were recommended or made with respect to the bonus targets for the named executive officers. Accordingly, the bonus targets for 2019 for the named executive officers were as follows:

Named Executive Officer	2018 Bonus Target (% of Annual Base Salary)	2019 Bonus Target (% of Annual Base Salary)	2019 Bonus Target
Sean Moriarty	100%	100%	$400,000
Jantoon Reigersman	50%	50%	$175,000
Brian Pike	50%	50%	$175,000

The compensation committee has maintained the authority to provide for annual discretionary cash bonuses, as opposed to objectively determined formula-based cash bonuses, in order to maintain flexibility in compensating our bonus-eligible employees, including our named executive officers, in the Company’s current operating environment. The compensation committee also has the authority to award other discretionary bonuses to employees, including our named executive officers, in addition to the annual discretionary cash bonus opportunities available under their respective employment agreement, based on factors that the compensation committee deems appropriate, including the individual’s contributions to the Company’s performance and strategic direction. The payment of annual discretionary cash bonuses is subject to each employee’s continued employment through the date of payment of any such bonus.

Due to current economic conditions, the compensation committee has not yet determined the amount of the 2019 annual cash bonuses, if any, to be paid to the named executive officers and executive team. When economic conditions have improved, the chief executive officer will make recommendations to the compensation committee of the amounts that should be paid to the named executive officers, other than the chief executive officer. The compensation committee will consider such recommendations and make a determination of the amount of the bonus, if any, payable to the named executive officers, including the chief executive officer. Such bonuses, if any, will be paid by December 31, 2020. If they have not been paid by December 31, 2020, the 2019 annual cash bonuses will be forfeited in their entirety.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers for long-term corporate performance based on the underlying value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We currently maintain the Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, and the 2010 Plan, pursuant to which we have granted and, with respect to the 2010 Plan, expect to continue to grant, various equity awards. As of the adoption of the 2010 Plan, no further grants have been or will be made under the 2006 Plan.

To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we used RSUs as key equity incentive vehicles in fiscal 2019. We believe these awards provide meaningful incentives to our executive officers to make decisions that result in increases in the value of our stock over time, and are an effective tool for meeting our compensation goal of rewarding actions that increase long-term stockholder value by tying the value of these incentive awards to our future performance. We also believe that our RSU awards encourage the retention of our named executive officers because the vesting of such awards is generally based on continued service with the Company over an extended period of time (generally three to four years), and these awards begin to have a compounding effect over time as additional equity awards are granted in subsequent years as part of the Company’s annual review process that generally takes place in February of the applicable year. Additionally, RSUs also encourage retention during periods of market volatility because, unlike stock options, they continue to have value in a fluctuating market. At the same time, RSUs also help achieve the compensation committee’s objective of minimizing dilution. Based on a Black-Scholes valuation done by the Company in January 2019, the Company would need to grant approximately 2.2 options for each RSU to offer the same fair value of the equity awards.

All of our U.S. employees, including our named executive officers, receive initial equity awards at the time they are hired. In addition, employees receive additional merit-based equity awards, including in connection with a promotion that results in an employee becoming an executive officer. The size and form of the equity awards granted to our named executive officers when they were hired were established at the time the individual was hired. In making these equity awards, our compensation committee considered the following factors: (i) the prospective role and increasing responsibility of the individual at the time of grant, (ii) competitive factors (including comparative peer group data and analysis provided by its independent compensation consultant with respect to the equity compensation component to be included in total target direct compensation for an executive officer), (iii) the amount of vested and unvested equity-based compensation held by the executive officer at his or her former employer or at the Company, as applicable, (iv) the compensation committee’s collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at such time, (v) the cash compensation to be paid to the executive officer, including the annual discretionary target bonus opportunity, (vi) the need to create a meaningful opportunity to reward our named executive officers through their impact on the creation of long-term stockholder value, and (vii) the need to manage dilution. These factors used in such consideration are intended to appropriately balance our named executive officers’ fixed compensation against variable compensation while linking a significant portion of total compensation to pay for performance compensation that rewards an increase in shareholder value over a sustained period of time.

We also generally make annual merit-based equity grants to our employees, including our named executive officers, as part of our annual performance review process. The number of shares of common stock and type of equity awards subject to these grants varies from individual to individual, but generally depends on length of service; individual performance history; job scope, function, and title; the value and size of that employee’s outstanding vested and unvested equity awards; and comparable awards granted to other individuals at similar levels, all of which are considered in the aggregate and not as a single reference point. The total size of the award pool made available for these annual grants is determined by the compensation committee, taking into consideration the non-binding recommendation of our senior management team, the experience of its members to assess the competitiveness of the local employment markets in which we compete for qualified and skilled employees in the industries in which we operate and certain gross and net utilization analyses of our equity awards relative to our peer group prepared by the independent compensation consultant. Historically, the compensation committee has considered and approved these annual grants in the first quarter of each fiscal year with respect to the prior year’s performance as part of our annual employee performance review process. Merit-based awards in the form of RSUs were granted to employees, including our named executive officers, in February 2019. The February 2019 annual merit-based awards granted to our named executive officers are described below.

2019 Equity Awards

In February and March 2019, in connection with the Company’s annual employee performance review process, our named executive officers were given the following grants:

Named Executive Officer	FY 2018 Annual RSU Grant	FY 2019 Annual RSU Grant	FY 2019 PSU Grant
Sean Moriarty	200,000	200,000	30,000
Jantoon Reigersman	—	90,000	—
Brian Pike	65,000	84,000	—

Each of the RSU awards is scheduled to vest over three years, with one-third (1/3) of the award having vested on March 1, 2020 and the remaining two-thirds (2/3) vesting in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to the applicable named executive officer’s continued service with the Company through each applicable vesting date. The performance stock unit (PSU) award granted to Mr. Moriarty was subject to a performance-based vesting condition and a time-based vesting condition, both of which would have to be satisfied before the RSUs subject to the award would be deemed vested and settled in shares. The performance-based vesting condition was based on a combination of the Company’s revenue growth and Adjusted EBITDA in fiscal year 2019. No RSUs subject to the PSU award would be earned unless the Company attained revenue growth equal to at least 15% during the performance period. If the Company attained at least 15% revenue growth during such period, 75% of the 30,000 target RSUs subject to the award would be deemed to satisfy the performance condition. If the Company attained 20% revenue growth during the performance period, 100% of the target RSUs would be deemed to satisfy the performance condition, and 150% of the target RSUs would be deemed to satisfy the performance condition if the Company attained 25% revenue growth during the performance period, provided that adjusted EBITDA is positive as of the last date of the performance period. To the extent revenue growth was between 15% and 20% or between 20% and 25%, interpolation would be used to determine the percentage of target RSUs that would be deemed to satisfy the performance condition. The percentage of target RSUs that would be deemed to satisfy the performance condition could only exceed 100% if adjusted EBITDA was positive as of the last date of the performance period. One-third (1/3) of the target RSUs that the compensation committee determined to have satisfied the performance condition would vest on the date of such determination by the compensation committee and the remaining two-thirds would vest in two equal installments on December 31, 2020 and December 31, 2021, subject to Mr. Moriarty’s continued service with the Company through each applicable vesting date. Following the end of the performance period, however, the compensation committee determined that the performance-based vesting conditions were not achieved, and therefore no portion of the PSU award will vest, and the award was forfeited in its entirety.

Pursuant to the terms of the named executive officers’ employment agreements with the Company, these awards are subject to accelerated vesting under certain circumstances, as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Savings and Other Benefits

We maintain a 401(k) retirement savings plan for our employees based in the U.S., including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts and/or post-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. We match 50% of contributions made by all participants (including our named executive officers) in the 401(k) plan, up to a contribution level of 6% of the respective participant’s annual gross salary for the then-current calendar year (the “Company 401(k) Match”). The Company 401(k) Match vests in full following the completion of the participant’s first year of employment, and each matching contribution under the Company 401(k) Match following the first year of employment is fully vested at the time of contribution. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. Effective May 2020, we suspended our 401(k) match in response to the effects on our Company due to the COVID-19 coronavirus pandemic. The suspension of our 401(k) match applied to all of our full-time U.S. employees, including our named executive officers.

Employee Benefits and Perquisites

Additional benefits received by our employees, including the named executive officers, consist of medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, supplemental group accident insurance and a gym subsidy. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

We do not believe that perquisites or other personal benefits are a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Severance and Change in Control Benefits

As more fully described below under “Executive Compensation—Narrative Disclosure to Summary Compensation Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control,” each named executive officer’s employment agreement provides for certain payments and/or benefits upon a qualifying termination of service and/or in connection with a change in control. We believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may ultimately be adverse to such officer’s job security. We further believe that the risks to job security associated with executive officer roles are heightened for public company officers due to market factors, takeover potential and other typical pressures on publicly traded companies, including meeting or exceeding analyst and investor expectations. Accordingly, the compensation committee has determined that severance and change in control protections are appropriate for our named executive officers. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, the compensation committee considered input provided by its compensation consultant as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean Moriarty	2019	400,000	—	1,880,600	—	8,636	2,289,236
Chief Executive Officer	2018	400,000	260,000	1,600,000	—	8,486	2,268,486
Jantoon Reigersman	2019	350,000	—	738,000	—	8,400	1,096,400
Chief Financial Officer	2018	350,000	165,000	1,338,750	—	8,250	1,862,000
Brian Pike	2019	350,000	—	688,800	—	8,636	1,047,436
Chief Operating Officer and Chief Technology Officer	2018	350,000	145,000	520,000	—	8,486	1,023,486

(1)	For 2018, amounts reflect the discretionary annual cash bonuses paid to each named executive officer with respect to the fiscal year 2018 performance. For 2019, bonus amounts, if any, have not yet been determined. For more information regarding 2019 bonuses, see above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program— Discretionary Cash Compensation.”

(2)	Amounts reflect the aggregate grant-date fair value of RSUs, stock options or PSUs, as applicable, granted in each applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to the named executive officers is provided in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the named executive officer), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718. In the case of PSUs, the aggregate grant-date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. The aggregate grant-date fair value of the PSUs granted to Mr. Moriarty at the maximum level of achievement for fiscal year 2019 is $360,900.

(3)	Details regarding the amounts included in “All Other Compensation” for fiscal 2019 are set forth in the following table.

Name	Life/ Disability Insurance Premiums ($)	401(k) Plan Matching ($)
Sean Moriarty	236	8,400
Jantoon Reigersman	—	8,400
Brian Pike	236	8,400

Narrative Disclosure to Summary Compensation Table

Below are summaries of the key terms of the employment agreements applicable to our named executive officers (referred to herein as the “employment agreements”). Additional details regarding the base salaries, discretionary cash bonuses and other benefits provided to our named executive officers for fiscal 2019 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Base Salary”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Discretionary Cash Compensation”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Retirement Savings and Other Benefits” and “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Employee Benefits and Perquisites.” Additional details regarding the material terms of the equity awards granted to our named executive officers in fiscal 2019 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Long-Term Equity Incentives.”

Sean Moriarty. On January 5, 2016, we entered into an Amended and Restated Employment Agreement with Mr. Moriarty (the “Moriarty Agreement”) that became effective as of January 5, 2016 with a three-year term, unless earlier terminated. The term of the 2016 Moriarty Agreement is subject to automatic one-year renewal terms unless either we or Mr. Moriarty give written notice of termination at least 90 days prior to the end of the applicable term.

The Moriarty Agreement sets forth Mr. Moriarty’s fiscal 2016 annual base salary of $400,000. Mr. Moriarty’s annual base salary has since remained the same as the annual base salary set forth under the Moriarty Agreement. The Moriarty Agreement also provides Mr. Moriarty with the opportunity to earn an annual discretionary cash performance bonus targeted at 80% of his base salary in effect for any calendar year, based on the achievement of individual and Company-based performance criteria established by the Company’s Board or compensation committee, after consultation with Mr. Moriarty. For fiscal 2017, Mr. Moriarty’s bonus target was increased to 100% of his annual base salary, and such bonus target remained the same for fiscal 2018 and 2019. Under the Moriarty Agreement, Mr. Moriarty is eligible to earn an additional discretionary cash bonus if the performance metric(s) applicable to his annual bonus opportunity is or are attained at the “target” level and the full target bonus becomes payable to him. Mr. Moriarty is also entitled to participate in customary health, welfare and fringe benefit plans. The Moriarty Agreement provides for various equity grants.

Jantoon Reigersman. In November 2017, we entered into an employment agreement with Mr. Reigersman (the “Reigersman Agreement”) in connection with his appointment as Chief Financial Officer, which was effective as of December 11, 2017 and has a term of four years from the effective date, unless earlier terminated. The Reigersman Agreement provides for an annual base salary of $350,000, subject to increase at the discretion of the compensation committee. Mr. Reigersman’s fiscal 2018 annual base salary remained the same as the annual base salary set forth under the Reigersman Agreement. The Reigersman Agreement also provides Mr. Reigersman with the opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary, based on the attainment of individual and/or Company-based performance criteria established by the Company’s board of directors or compensation committee. Mr. Reigersman is entitled to participate in customary health, welfare and fringe benefit plans. The Reigersman Agreement provides for various equity grants.

In February 2019, we amended the employment agreement with Mr. Reigersman to enhance the benefits Mr. Reigersman would be entitled to in the event he is terminated by the Company without “cause” or by Mr. Reigersman for “good reason.” For more information see “—Potential Payments Upon Termination or Change in Control” below.

Brian Pike. On May 21, 2015, we entered into an Amended and Restated Employment Agreement with Mr. Pike (the “Pike Agreement”) that became effective as of May 21, 2015. The Pike Agreement provides for an annual base salary of $350,000. Mr. Pike’s annual base salary has remained the same as the annual base salary set forth under the Pike Agreement. The Pike Agreement also provides Mr. Pike with an opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary actually paid for such calendar year, based on the attainment of Company performance metrics applicable to senior employees and/or individual performance objectives, in each case as established and approved by the Company’s Board or the compensation committee. Mr. Pike is entitled to participate in customary health, welfare and fringe benefit plans. The Pike Agreement provides for various equity grants.

In February 2019, we amended the employment agreement with Mr. Pike to enhance the benefits Mr. Pike would be entitled to in the event he is terminated by the Company without “cause” or by Mr. Pike for “good reason.” For more information see “—Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes, for each named executive officer, the number of shares of our common stock underlying outstanding equity incentive plan awards as of December 31, 2019. Unless otherwise indicated in the footnotes, the equity incentive plan awards were granted under the 2010 Plan.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Sean Moriarty	March 29,2019(2)	—	—	—	—	—	—	30,000	120,000
	February 24, 2019(3)	—	—	—	—	200,000	800,000	—	—
	March 2, 2018(4)	—	—	—	—	83,338	333,352	—	—
	February 21, 2017(5)	—	—	—	—	16,668	66,672	—	—
	August 8, 2014(6)	694,863	—	9.77	August 8, 2024	—	—	—	—
	August 8, 2014(6)	184,130	—	14.66	August 8, 2024	—	—	—	—
	August 8, 2014(6)	184,130	—	19.54	August 8, 2024	—	—	—	—
Jantoon Reigersman	February 24, 2019(3)	—	—	—	—	90,000	360,000	—	—
	February 13, 2018(7)	—	—	—	—	87,500	350,000	—	—
Brian Pike	February 24, 2019(3)	—	—	—	—	84,000	336,000	—	—
	March 2, 2018(4)	—	—	—	—	27,085	108,340	—	—
	February 21, 2017(5)	—	—	—	—	5,417	21,668	—	—
	May 21, 2015(5)	75,000	—	5.29	May 21, 2025	—	—	—	—
	December 18, 2014(5)	30,000	—	5.95	December 18, 2024	—	—	—	—
	December 18, 2014((5)	100,000	—	5.95	December 18, 2024	—	—	—	—

(1)	The market value of RSUs that have not vested is calculated based on the closing trading price of a share of our common stock as reported on the NYSE on December 31, 2019 ($4.00), the last trading day of fiscal 2019.

(2)	The RSUs subject to this award were subject to a performance condition based on a combination of the Company’s revenue growth during fiscal year 2019 and adjusted EBITDA as of December 31, 2019, as described in more detail above under “Compensation Discussion and Analysis, Principal Components of Executive Compensation Program, Long Term Incentives.” One-third (1/3) of the RSUs that the compensation committee deemed to have satisfied the performance condition would have vested on the date of such determination by the compensation committee and the remaining two-thirds (2/3) of the RSUs deemed to have satisfied the performance condition would have vested in two (2) substantially equal installments on December 31, 2020 and December 31, 2021, subject to accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.” Following the end of the fiscal year 2019 performance period, the compensation committee determined that the performance-based vesting conditions were not achieved and, therefore, no portion of this award vested and the award was forfeited in its entirety.

(3)	Approximately one-third (1/3) of the RSUs subject to this award vested on February 24, 2020 and the remaining two-thirds (2/3) of the RSUs subject to this award vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(4)	Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2019 and the remaining two-thirds (2/3) of the RSUs subject to this award vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(5)	Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2018 and the remaining two-thirds (2/3) of the RSUs subject to this award vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(6)	This stock option is fully vested.

(7)	Twenty-five percent (25%) of the RSUs subject to this award vested on December 15, 2018 and the remaining RSUs subject to this award vest in thirty-six (36) substantially equal installments on each monthly anniversary thereafter subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

Pension Benefits and Nonqualified Deferred Compensation

We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees.

Potential Payments Upon Termination or Change in Control

The following summarizes the payments and benefits that our named executive officers would be entitled to receive upon certain qualifying terminations of employment and/or a change in control. As discussed above under “Compensation Discussion and Analysis,” we believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our named executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the executive’s job security.

Sean Moriarty

Termination of Employment

Pursuant to the Moriarty Agreement, if Mr. Moriarty’s employment is terminated by the Company without “cause”, by Mr. Moriarty for “good reason” or as a result of Mr. Moriarty’s death or “disability” (each, as defined in the Moriarty Agreement), then, in addition to payments of accrued compensation and benefits through the date of termination, Mr. Moriarty would be entitled to receive the following benefits:

•	continuation payments totaling two times Mr. Moriarty’s annual base salary then in effect, payable over the two-year period following the termination of employment (or, in connection with a change in control, as a lump-sum payment);
•	a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;
•	a lump-sum payment in an amount equal to a pro-rata portion of Mr. Moriarty’s annual bonus with respect to the fiscal year in which the date of termination occurs (calculated based on the prior year bonus actually paid or, if Mr. Moriarty elects to forego a bonus in a given fiscal year, a pro-rata portion of the annual bonus amount the Company’s compensation committee determined he was eligible to receive for the prior year), payable on the first payroll date occurring on or after the 30th day following the termination date;
•	Company-paid healthcare continuation coverage for Mr. Moriarty and his dependents for up to eighteen months after the termination date; and
•	(i) upon a qualifying termination outside the change in control context, accelerated vesting of each then unvested equity award held by Mr. Moriarty on the termination date with respect to the number of shares underlying each such equity award that would have vested over the one-year period immediately following the termination date had such qualifying termination not occurred, provided that if Mr. Moriarty had been terminated within one year of the effective date of the Moriarty Agreement, he would have been entitled to accelerated vesting with respect to 50% of the total number of restricted stock units granted to Mr. Moriarty in January 2016 (the “2016 RSU Award”) on the termination date; or (ii) upon a qualifying termination in connection with a change in control, full accelerated vesting of each then-outstanding and unvested equity award held by Mr. Moriarty on the later of the termination date and the date of such change in control.

Pursuant to the terms of the PSU award granted to Mr. Moriarty in March 2019 (the “PSU Award”): (i) upon a qualifying termination (as defined in the Moriarty Agreement) prior to the compensation committee’s determination of the number of restricted stock units subject to the PSU Award that have satisfied the performance condition of the award, 100% of the target restricted stock units subject to the PSU Award would have been be considered to have satisfied the performance condition and any restricted stock units that would have satisfied the time condition over the 12 months following such termination would have vested as of the termination date, provided that if such termination would have occurred on or within 90 days prior to or one year following a change in control 100% of the target restricted stock units subject to the PSU Award would have vested upon the change in control; and (ii) upon a qualifying termination following the compensation committee’s determination of the number of restricted stock units subject to the PSU Award that satisfied the performance condition of the award, any RSUs that the compensation committee determined to have satisfied the performance condition that would have satisfied the time condition over the 12 months following such termination would have vested as of the termination date, provided that if such termination would have occurred on or within 90 days prior to or one year following a change in control 100% of the restricted stock units that the compensation committee determined to have satisfied the performance condition would have vested upon the change in control. Following the end of the fiscal year 2019 performance period, however, the compensation committee determined that the performance-based vesting conditions were not achieved and, therefore, no portion of the PSU award vested and the award was forfeited in its entirety.

Mr. Moriarty’s right to receive the severance payments, benefits and equity accelerations described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by Mr. Moriarty would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Moriarty than receiving the full amount of such payments.

Change in Control

If Mr. Moriarty remains employed by the Company through the consummation of a change in control (as defined in the Moriarty Agreement), (i) each then-unvested stock option granted to Mr. Moriarty in August 2014 (collectively, the “2014 Moriarty Stock Options”) will vest and become exercisable immediately prior to the change in control with respect to 50% of the total number of shares underlying such 2014 Moriarty Stock Options (or such lesser number of shares subject to such 2014 Moriarty Stock Options that remains unvested immediately prior to such change in control); and (ii) any unvested portion of the 2016 RSU Award will vest in full immediately prior to the change in control.

Subject to the terms of the PSU Award, in the event of a change of control prior to the compensation committee’s determination of the number of restricted stock units subject to the PSU Award that satisfied the performance condition of the award, 100% of the target restricted stock units subject to the award would have be deemed to have satisfied the performance condition but would have remained subject to the time-based vesting condition of the PSU Award. Following the end of the fiscal year 2019 performance period, however, the compensation committee determined that the performance-based vesting conditions were not achieved and, therefore, no portion of the PSU award vested and the award was forfeited in its entirety.

Jantoon Reigersman and Brian Pike

On February 14, 2019, the compensation committee approved changes to the employment agreements of Messrs. Reigersman and Pike such that in the event any of the executive’s employment is terminated by reason of a qualifying termination, in each case other than in connection with a “change in control” (each, as defined in the applicable employment agreement), each executive will be entitled to:

•	a lump-sum payment in an amount equal to 12 months of his then-current annual base salary;
•	a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are generally paid for such year;
•	accelerated vesting of each then unvested outstanding equity award held by the executive on his termination date with respect to the number of shares underlying each such equity award that would have vested over the 12-month period immediately following the termination date had such qualifying termination not occurred; and
•	Company-paid healthcare continuation coverage for such executive and his dependents for up to 12 months after the termination date.

In the event that Mr. Reigersman is terminated by the Company without “cause” or terminates his employment for “good reason” or Mr. Pike’s employment is terminated by reason of a qualifying termination, in each case in connection with a “change in control,” each shall also be entitled to:

•	a lump-sum payment equal to the amount of the annual bonus paid to the executive during the prior fiscal year pro-rated based upon the length of his employment during the year of termination; and
•	full accelerated vesting of all of the executive’s then unvested outstanding equity awards held by the executive on his termination date.

The executive’s right to receive the severance payments, benefits and equity accelerations described above is subject to the executive’s delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by the executive would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by stockholders(2)	4,847,657(3)	$9.88	3,827,547(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	4,847,657	$9.88	3,827,547

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price. There are no warrants or other rights outstanding.

(2)	Consists of the 2006 Plan, the 2010 Plan, and the Leaf Group Ltd. 2010 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2006 Plan.

(3)	Under the ESPP, eligible employees are permitted to purchase shares of our common stock at a discount on certain dates through payroll deductions within a pre-determined offering period. Accordingly, the number of shares of common stock to be issued upon exercise of outstanding rights under the ESPP as of December 31, 2019 is not determinable and is therefore not included.

(4)	Includes (i) 2,273,462 shares available for issuance under the 2010 Plan and (ii) 1,554,085 shares reserved for issuance under the ESPP. The aggregate number of securities available for issuance under awards granted pursuant to the 2010 Plan as of December 31, 2019 is equal to the sum of (i) 3,827,547 shares; plus (ii) any shares of our common stock subject to awards under the 2010 Plan that are forfeited, expire or settled for cash; plus (iii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason after December 31, 2019; plus (iv) an annual increase in shares on the first day of each calendar year through 2020. The annual increase will be equal to the lesser of (A) 1,200,000 shares, (B) 5% of our common stock outstanding on the last day of the prior calendar year or (C) such smaller number of shares as may be determined by the Board or the compensation committee of the Board. Shares available for issuance under the 2010 Plan can be granted pursuant to stock options, restricted stock, RSU and other incentive awards selected by the plan administrator. As of December 31, 2019, 6,275 shares were subject to purchase based upon the payroll deductions to that date under the ESPP for the current purchase period, which runs until May 15, 2019.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020 for:

•	each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 26,603,565 shares of common stock outstanding at March 31, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and/or RSUs held by that person or entity that are currently exercisable or exercisable within 60 days of March 31, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Name of Beneficial Owner	Shares of Common Stock Owned	Rights to Acquire Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders
Entities affiliated with Oak Investment Partners(2)	4,178,412	—	4,178,412	15.7%
Entities affiliated with Spectrum Equity(3)	2,770,540	—	2,770,540	10.4%
Entities affiliated with Park West Asset Management(4)	2,556,187		2,556,187	9.6%
Entities affiliated with Osmium Partners(5)	1,841,775	—	1,841,775	6.9%
Directors and Named Executive Officers
Sean Moriarty(6)	335,059	1,085,345	1,420,404	5.1%
Jantoon Reigersman(7)	81,866	12,292	94,158	*
Brian Pike(8)	173,770	213,277	387,047	1.4%
Charles (Lanny) Baker(9)	-	9,864	9,864	*
Deborah Benton(10)	3,328	10,710	14,038	*
Beverly K. Carmichael(11)	4,485	13,505	17,990	*
John A. Hawkins(12)	801,224	4,121	805,345	3.0%
John Pleasants(13)	21,513	46,652	68,165	*
James R. Quandt(14)	93,961	47,505	141,466	*
Brian M. Regan(15)	8,450	32,578	41,028	*
Jennifer Schulz(16)	26,513	46,652	73,165	*
Mitchell Stern(17)	24,456	52,653	77,109	*
All current executive officers and directors (including nominees) as a group (13 persons)	1,617,430	1,582,654	3,200,084	11.4%

*	Represents beneficial ownership of less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 31, 2020, upon the exercise of options or the vesting of RSUs. Does not include RSUs that vest more than sixty (60) days after March 31, 2020.

(2)	Based upon a Schedule 13G/A filed with the SEC on January 23, 2020 by Oak Investment Partners XI, Limited Partnership (“Oak XI”), Oak Associates XI, LLC, Oak Investment Partners XII, Limited Partnership (“Oak XII”), Oak Associates XII, LLC and Oak Management Corporation (“Oak Management”) and a Form 4 filed with the SEC on March 17, 2020 by Oak XI and Oak XII. Includes (i) 2,948,287 shares held by Oak XI and (ii) 1,230,125 shares held by Oak XII. Oak XI has sole voting and dispositive power over the shares it holds, and Oak XII has sole voting and dispositive power over the shares it holds. Oak Associates XI, LLC is the general partner of Oak XI and may be deemed to share voting and dispositive power over the shares held by Oak XI. Oak Associates XII, LLC is the general partner of Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XII. Oak Management is the manager of Oak XI and Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XI and Oak XII. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of Oak Associates XI, LLC, and, as such, may be deemed to possess shared beneficial ownership of the shares held by the Oak XI. Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, and Grace A. Ames are the managing members of Oak Associates XII, LLC and, as such, may be deemed to possess shared beneficial ownership of the shares held by Oak XII. The address of each of the entities listed is c/o Oak Management Corporation, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(3)	Based upon a Schedule 13G/A filed with the SEC on January 21, 2015 by Spectrum Equity Investors V, L.P. (“SEI V”), Spectrum Equity Associates V, L.P. (“SEA V”), SEA V Management, LLC (“SEA V Management”) and Spectrum V Investment Managers’ Fund, L.P. (“IMF V” and together with SEI V, SEA V and SEA V Management, the “Spectrum Funds”). Includes (i) 2,756,688 shares held by SEI V and (ii) 13,852 shares held by IMF V. SEA V is the sole general partner of SEI V. SEA V Management is the sole general partner of SEA V and the sole general partner of IMF V. By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Spectrum Funds may be deemed to share the power to direct the disposition and vote of the 2,770,540 aggregate shares held by the Spectrum Funds. Each of the Spectrum Funds and each of the managing directors of SEA V Management disclaim any beneficial ownership of the shares held by the Spectrum Funds, except for any shares held of record and except to the extent of any individual pecuniary interest therein. The principal business address of each of the Spectrum Funds is Spectrum Equity Management, 140 New Montgomery, 20th Floor, San Francisco, CA 94105.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2020 by Park West Asset Management LLC (“PWAM”), Park West Investors Master Fund, Limited (“PWIMF”) and Peter Park. Includes 2,320,469 shares held by PWIMF. PWAM is the investment manager to PWIMF and Park West Partners International, Limited, a Cayman Islands exempted company (collectively, the “PW Funds”). Mr. Park is the sole member and manager of PWAM.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2020 by John H. Lewis, Osmium Partners, LLC (“Osmium Partners”), Osmium Capital, LP (the “Fund”), Osmium Capital II, LP (“Fund II”), Osmium Spartan, LP (“Fund III”) and Osmium Diamond, LP (“Fund IV” and collectively with the Fund, Fund II and Fund III, the “Osmium Funds”). Includes (i) 758,992 shares held by the Fund, (ii) 327,715 shares held by Fund II, (iii) 286,404 shares held by Fund III and (iv) 468,664 shares held by Fund IV. Mr. Lewis and Osmium Partners may be deemed to share voting and dispositive power with the Osmium Funds with respect to the shares held by each Osmium Fund. Mr. Lewis, Osmium Partners and each Osmium Fund disclaim beneficial ownership with respect to any shares other than the shares each Osmium Fund owns directly. The principal business address of Mr. Lewis, Osmium Partners and each of the Osmium Funds is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904.

(6)	Shares of common stock owned consist of 335,059 shares held directly by Mr. Moriarty. The rights to acquire common stock includes 1,063,123 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 22,222 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(7)	Shares of common stock owned consist of 81,866 shares held directly by Mr. Reigersman. The rights to acquire common stock includes 12,292 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(8)	Shares of common stock owned consist of 173,770 shares held directly by Mr. Pike. The rights to acquire common stock includes 205,000 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 8,277 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(9)	The rights to acquire common stock includes 7,011 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 2,853 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(10)	Shares of common stock owned consist of 3,328 shares held directly by Ms. Benton. The rights to acquire common stock includes 9,878 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 832 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(11)	Shares of common stock owned consist of 4,485 shares held directly by Ms. Carmichael. The rights to acquire common stock includes 12,553 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 952 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(12)	Shares of common stock consist of (i) 793,190 shares held by Generation Capital Partners II LP (“GCP”), (ii) 6,809 shares held by Generation Members’ Fund II LP (“GMF,” and together with GCP, the “Generation Funds”), and (iii) 1,225 shares held directly by Mr. Hawkins. Mr. Hawkins is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by Mr. Hawkins and the Generation Funds. Mr. Hawkins disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Suite 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831. The rights to acquire common stock are held directly by Mr. Hawkins and include 3,712 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 409 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(13)	Shares of common stock owned consist of 21,513 held directly by Mr. Pleasants. The rights acquire common stock includes 45,847 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020 and 805 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(14)	Shares of common stock owned consist of 93,961 shares held directly by Mr. Quandt. The rights to acquire common stock includes 46,700 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020, and 805 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(15)	Shares of common stock owned consist of 8,450 shares held directly by Mr. Regan. The rights to acquire common stock includes 32,169 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020, and 409 shares subject to RSUs that will vest within 60 days of March 31, 2020. Although Mr. Regan is currently Managing Director and Chief Financial Officer of Spectrum Equity Management, he is not affiliated with any of the Spectrum Funds and does not have any beneficial interest (direct or indirect) in any of the shares held by the Spectrum Funds.

(16)	Shares of common stock owned consist of 21,513 held directly by Ms. Schulz as a result of the vesting of previously granted RSUs, plus an additional 5,000 shares held by Ms. Schulz which were acquired via open market purchases prior to Ms. Schulz joining the Board. The rights acquire common stock includes 45,847 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020, and 805 shares subject to RSUs that will vest within 60 days of March 31, 2020.

(17)	Shares of common stock owned consist of 24,456 shares held directly by Mr. Stern. The rights to acquire common stock include 51,848 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 2020, and 805 shares subject to RSUs that will vest within 60 days of March 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Our Board has adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of transactions between the Company and its directors, director nominees, executive officers, beneficial holders of more than 5% of our common stock and their respective immediate family members. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers any related party transaction in which the amount involved exceeds $100,000, only related party transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the lower $100,000 threshold for approval of related party transactions because we believe it is important and appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000.

Pursuant to our related party transaction policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. Related party transactions may only be consummated if our audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only from (a) his or her position as a director of another entity that is party to the transaction, (b) an equity interest of less than 5% in another entity that is party to the transaction, or (c) a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our Company that provides all holders of such class of equity securities with the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

Related Party Transactions

Described below are related party transactions to which we were a party during our last fiscal year, or to which we will be a party, in which the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years.

Indemnification Agreements. We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

AUDIT COMMITTEE REPORT

The following report of the audit committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Leaf Group’s audited financial statements as of and for the year ended December 31, 2019.

The audit committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence from us. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee of the Board

Mitchell Stern—Chairperson

Jennifer Schulz

James R. Quandt

OTHER MATTERS

Limitations on Hedging and Pledging Stock

Our Insider Trading Compliance Program, which applies to all of our directors and employees, including our executive officers, prohibits aggressive or speculative stock trading techniques, including the purchase or sale of put or call options related to our common stock, which is listed on the NYSE. Furthermore, our Insider Trading Compliance Program only permits the pledge of shares to act as collateral for a margin loan when an executive officer, director or employee is not subject to a designated blackout period, thereby limiting the ability of officers, directors and employees to have margin loans secured by our common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates.

Based solely on a review of copies of such forms that we received from such persons with respect to their transactions in fiscal 2019, and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the Section 16(a) reporting requirements, with the following exception: Brian Gephart inadvertently failed to file on a timely basis a Form 4 with respect to the grant to him of 30,000 RSUs on July 24, 2019.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2021 proxy statement, your proposal must be received by us no later than December 21, 2020, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2021 annual stockholder meeting, without such nomination or business being included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 18, 2021 and no later than February 17, 2021; provided that if the date of the annual meeting is earlier than April 18, 2021 or later than July 17, 2021, you must give notice not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2021 annual meeting is increased after February 17, 2021, and there is no public announcement by us naming all of the nominees for director by February 7, 2021, notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to us by the close of business on the 10th day following the day on which we first make such public announcement.

The nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential director nominees to be presented at the 2021 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2021 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 1655 26th Street, Santa Monica, California 90404, to deliver the notices discussed above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. If a bank or broker engages in householding of our proxy materials, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404, or contact Investor Relations by telephone at (310) 656-6346.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the sections of this proxy statement titled “Audit Committee Report” will not be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may be obtained for free by directing written requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California
April 20, 2020

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LEAF GROUP LTD. 1655 26TH STREET SANTA MONICA, CA 90404 During The Meeting - Go to www.virtualshareholdermeeting.com/LEAF2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. ET on May 17, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D07887-P38348 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LEAF GROUP LTD. The Board of Directors recommends you vote FOR each of the following nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) Charles (Lanny) Baker 02) Jennifer Schulz The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Non-binding advisory vote to approve executive compensation. 3. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D07888-P38348 LEAF GROUP LTD. Annual Meeting of Stockholders May 18, 2020 9:00 AM (Pacific Time) This proxy is solicited by the Board of Directors The undersigned hereby appoints Sean Moriarty, Jantoon Reigersman, and Adam Wergeles, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Leaf Group Ltd. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 18, 2020 via live webcast at www.virtualshareholdermeeting.com/LEAF2020 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: